Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-67696 and 333-43236 on Form S-4 and Registration Statement Nos. 333-123095, 333-119145, 333-113202, 333-108286, 333-108285, 333-98979, 333-99001, 333-67698 and 333-71764 on Form S-8 of our report dated March 29, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142) relating to the financial statements of Science Applications International Corporation, appearing in this Annual Report on Form 10-K of Science Applications International Corporation for the year ended January 31, 2005.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 29, 2005